FOR IMMEDIATE RELEASE
Contact:    Maurice H. Sullivan Jr.
     (617) 254-0707

PEOPLES FEDERAL BANCSHARES, INC. ANNOUNCES THE EXPIRATION OF
PUBLIC OFFERING OF COMMON STOCK

Brighton, Massachusetts, June 17, 2010:  Peoples Federal Bancshares, Inc., the proposed holding company for Peoples Federal Savings Bank, announced today that the offering period for the subscription offering in connection with the mutual to stock conversion of Peoples Federal MHC expired, as scheduled, on June 14, 2010.  Based upon preliminary results, orders for approximately $88 million of stock were received in the subscription offering and no further orders will be accepted.

The number of shares to be sold and issued in connection with the conversion and stock offering will be based on a final appraisal, which has not been completed and which is subject to regulatory approval.  In addition, completion of the conversion and stock offering are subject to approval by the members of Peoples Federal MHC (depositors and certain borrowers of Peoples Federal Savings Bank) and receipt of final Office of Thrift Supervision approval.  Closing of the conversion and offering will not occur, and trading in the shares of common stock to be issued will not begin, until all approvals have been received.  It is expected that the shares of common stock will begin trading during the first week of July and will be quoted on the Nasdaq Capital Market under the symbol “PEOP.”

This release is neither an offer to sell nor a solicitation of an offer to buy common stock.  The offer is made only by the prospectus.  The shares of common stock are not savings accounts, may lose value and are not insured by the Federal Deposit Insurance Corporation or any government agency.

This news release contains certain forward-looking statements about the proposed stock offering of Peoples Federal Bancshares, Inc.  These include statements regarding the anticipated completion date of the stock issuance and the trading market for the shares of common stock.

Forward-looking statements can be identified by the fact that they do not relate strictly to historical or current facts. They often include words like “believe,” “expect,” “anticipate,” “estimate” and “intend” or future or conditional verbs such as “will,” “would,” “should,” “could” or “may.”  Certain factors that could cause actual results to differ materially from expected results include changes in general economic conditions, legislative and regulatory changes and changes in the securities markets.